                                                                    EXHIBIT 12.1


                            COX COMMUNICATIONS, INC.


                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                      Year ended December 31
                                                               1998               1997             1996         1995        1994
                                                           ----------------------------------------------------------------------
                                                                                      (Dollars in Millions)
Earnings available for Fixed Charges:
-------------------------------------
Income (loss) before income taxes and minority interest     $   1,207.7      $   (136.5)      $   (51.6)    $   103.8    $  26.6
Income tax expense (benefit)                                      822.8           (53.5)           23.0          99.9       25.7
Equity in net losses of affiliated companies                      547.2           404.4           170.4          79.7       43.9
Fixed Charges (see below), excluding capitalized interest         233.2           213.9           157.9         143.3       55.7
                                                            --------------------------------------------------------------------
    Total                                                   $   2,873.9      $    428.3       $   299.7     $   426.7    $ 151.9
                                                            ====================================================================

Fixed Charges:
-------------------------------------
Interest expense                                            $     223.3      $    202.1       $   146.1     $   132.3    $  46.1
Capitalized interest                                                0.0             0.1            43.2          14.2        0.1
Interest component of rentals charged to income                     9.9             8.5             5.1           4.3        2.9
Dividends on subsidiary preferred stock                             0.0             3.4             6.7           6.7        6.7
                                                            ---------------------------------------------------------------------
    Total fixed charges including capitalized interest      $     233.2      $    214.0       $   201.1     $   157.5    $  55.8
                                                            =====================================================================
Ratio of earnings to fixed charges                                 12.3 x           2.0 x           1.5 x         2.7 x      2.7 x

                                                             Three Months Ended March 31
                                                               1999               1998
                                                           --------------------------------
                                                                 (Dollars in Millions)
Earnings available for Fixed Charges:
-------------------------------------
Income (loss) before income taxes and minority interest     $     251.2        $   (101.9)
Income tax expense (benefit)                                      144.0             (48.2)
Equity in net losses of affiliated companies                       46.5             141.8
Fixed Charges (see below), excluding capitalized interest          56.8              55.4
                                                            -------------------------------
    Total                                                   $     498.5        $     47.1
                                                            ===============================

Fixed Charges:
-------------------------------------
Interest expense                                            $      54.0        $      53.1
Capitalized interest                                                0.0                0.0
Interest component of rentals charged to income                     2.8                2.3
Dividends on subsidiary preferred stock                             0.0                0.0
                                                            --------------------------------
    Total fixed charges including capitalized interest      $      56.8        $      55.4
                                                            ================================
Ratio of earnings to fixed charges                                  8.8 x              0.9 x